Exhibit 23.2

KPMG LLP Suite 900 8350 Broad Street McLean, VA 22102

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Navient Corporation

We consent to the use of our reports dated February 24, 2023, with respect to the consolidated financial statements of Navient Corporation and the effectiveness of internal control over financial reporting incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

McLean Virginia

April 20, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.